Exhibit 4.15

THIRD AMENDMENT TO CREDIT AGREEMENT

This Third Amendment to Credit Agreement ("Third Amendment") is made as of August 8, 2013, by and among Compuware Corporation ("Borrower"), the Lenders (as defined below) and Comerica Bank, as administrative agent for the Lenders (in such capacity, the "Agent").

RECITALS

A.                Borrower entered into that certain Revolving Credit Agreement dated as of November 1, 2007, as amended by Consent and First Amendment dated as of June 30, 2011 and Second Amendment dated as of March 21, 2012 (as further amended, restated or otherwise modified from time to time, the "Credit Agreement"), with Agent and the financial institutions from time to time signatory thereto (each, individually a "Lender," and any and all such financial institutions collectively the "Lenders"), under which Lenders extended (or committed to extend) credit to Borrower, as set forth therein.

B.                 Borrower has requested that Agent and Lenders agree to make certain amendments to the Credit Agreement, and Agent and Lenders are willing to do so, but only on the terms and conditions set forth in this Third Amendment.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Borrower, Agent and Lenders agree as follows:

1.	Section 1.1 of the Credit Agreement is hereby amended as follows:

(a)	The definition of "Consolidated EBITDA" in Section 1.1 is hereby amended and restated in its entirety as follows:

"Consolidated EBITDA" shall mean for any period, Consolidated Net Income for such period plus, without duplication and only to the extent reflected as a charge or reduction in the statement of such Consolidated Net Income for such period and not excluded from Consolidated Net Income pursuant to the definition thereof, (a) income tax expense, as reflected on the books of Borrower and its Subsidiaries for such period, (b) interest expense, minus interest income, as reflected on the books of Borrower and its Subsidiaries for such period, (c) depreciation and amortization expense, (d) losses arising from the sale or writedown of capital assets or the write-down of goodwill, (e) non-cash extraordinary losses (in each case to the extent included in determining Consolidated Net Income), (f) the fees, costs and expenses incurred by Borrower and its Subsidiaries in connection with the consummation of any Permitted Acquisition and (g) solely for purposes of the calculating the Consolidated Fixed Charge Coverage Ratio under Sections 7.9(a)(i) and 7.9(a)(ii) hereof (but not otherwise),(i) the amount of any non-cash stock compensation, plus (ii) restructuring charges incurred from and after July 1, 2013 in an aggregate amount not to exceed $60,000,000, plus (iii) restructuring charges reported in the financial statements delivered by Borrower for the fiscal quarter ending June 30, 2013 in an aggregate amount not to exceed $4,000,000; and minus, to the extent included in Consolidated Net Income, (x) gains arising from the sale or writedown of capital assets or the write-down of goodwill, (y) gains arising from the write-up of assets and (z) any extraordinary gains (as determined in accordance with GAAP) realized other than in the ordinary course of business; provided, however, that there shall be deducted from Consolidated EBITDA, in the fiscal period when paid, the amount of all cash items not otherwise deducted in determining Consolidated Net Income (or loss) to the extent that such items were previously added back to EBITDA as non-cash items on a prior measurement date and, provided further, however, that notwithstanding the foregoing, "Consolidated EBITDA" shall be determined on a pro forma basis for each period during which a Permitted Acquisition shall have occurred, giving effect to such Permitted Acquisition as if it had occurred on the first day of the relevant period (provided that only the actual historical results of operations of the Persons so acquired, without adjustment for pro forma expense savings or revenue increases, shall be used for such calculation).

"Consolidated Fixed Charge Coverage Ratio" shall mean as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on the applicable date of determination, plus any proceeds received from the exercise of employee stock options and other employee stock purchases during such period, minus any non-financed Capital Expenditures (other than those Capital Expenditures consisting of rental payments made pursuant to a Capitalized Lease) and minus cash Income Taxes paid or payable during such period, to (b) Consolidated Fixed Charges for such period.

(b)	The following definitions are hereby added to Section 1.1 as follows:

"Commodity Exchange Act" shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

"Consolidated Net Worth" shall mean, as of any date of determination, the total common shareholders' equity of Borrower and its Consolidated Subsidiaries, as reflected on the most recent regularly prepared quarterly or annual balance sheet of Borrower and such Consolidated Subsidiaries delivered hereunder, which balance sheet shall be prepared in accordance with GAAP.

"Excluded Swap Obligation" shall mean (i) with respect to any Guarantor, any Swap Obligation of any other Credit Party if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation; and (ii) with respect to Borrower, any Swap Obligation of any other Credit Party if, and to the extent that, all or a portion of the liability of Borrower for, or the grant by Borrower of a security interest to secure, such Swap Obligation (or any guaranty or other support thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of Borrower's failure for any reason to constitute an "eligible contract participant" as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty or similar support of Borrower or the grant of such security interest becomes effective with respect to such Swap Obligation. In each case, if a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty, security interest, liability or other support is or becomes illegal.

"Third Amendment" shall mean that certain Third Amendment to Credit Agreement dated as of August 8, 2013.

"Third Amendment Effective Date" shall mean the date upon which all requirements under Section 6 of the Third Amendment have been fully satisfied.

"Swap Obligation" means, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a "swap" within the meaning of Section 1a(47) of the Commodity Exchange Act.

(c)	The following is hereby added at the end of the definition of "Indebtedness" in Section 1.1:

"Notwithstanding anything to the contrary herein or in any other Loan Document, the term "Indebtedness" shall not be deemed to include any Excluded Swap Obligation."

2.	Section 7.1 of the Credit Agreement is hereby amended as follows:

(a)	In Clause (a) of Section 7.1, the reference to "ninety-five (95) days" is hereby deleted and replaced with "sixty-five (65) days."

(b)	In Clause (b) of Section 7.1, the reference to "fifty (50) days" is hereby deleted and replaced with "forty-five (45) days"

3.	Section 7.9 of the Credit Agreement is hereby amended and restated in its entirety as follows:

"7.9	Financial Covenants.

(a)	(i) Maintain, as of the last day of each fiscal quarter, for the four consecutive fiscal quarters then ending, commencing with the fiscal quarter ending June 30, 2013, a Consolidated Fixed Charge Coverage Ratio of not less than 1.00 to 1.00.

(ii) Maintain, as of the last day of each fiscal quarter, for the four consecutive fiscal quarters then ending, commencing with the fiscal quarter ending June 30, 2013, a Consolidated Fixed Charge Coverage Ratio, determined without including dividends paid by Borrower during such period in the calculation of Consolidated Fixed Charges, of not less than 3.00 to 1.00.

(b)	Maintain, as of the last day of each fiscal quarter, for the four consecutive fiscal quarters then ending, commencing with the fiscal quarter ending June 30, 2013, a Consolidated Total Leverage Ratio of not greater than 2.00 to 1.00.

(c)	Maintain, as of the last day of each fiscal quarter, Consolidated Net Worth of not less than Nine Hundred Million Dollars ($900,000,000). "

4.	Clause (d) of Section 8.5 of the Credit Agreement is hereby amended and restated in its entirety as follows:

"(d)	Borrower may make Distributions in the form of repurchases or redemptions of its Equity Interests, provided that (i) both before and after giving effect to any such Distribution, no Default or Event of Default shall have occurred and be continuing, and (ii) from and after the Third Amendment Effective Date, the aggregate amount of such Distributions shall not exceed $50,000,000."

5.	Existing Schedule 1.1 of the Credit Agreement is hereby replaced in its entirety with new Schedule 1.1 attached to this Third Amendment as Attachment 1; and existing Exhibit H is replaced by revised Exhibit H in the form of Attachment 2.

6.	This Third Amendment shall become effective (according to the terms hereof) on the date that the following conditions have been satisfied ("Third Amendment Effective Date"):

(a)	Agent shall have received counterpart originals of this Third Amendment, in each case duly executed and delivered by Borrower, Agent and the requisite Lenders, accompanied by board resolutions or other corporate authority documents reasonably satisfactory to Agent;

(b)	Agent shall have received counterpart originals of the Affirmation of Guaranty in the form of Attachment 3, in each case duly executed and delivered by the Guarantor, accompanied by board resolutions or other corporate authority documents reasonably satisfactory to Agent; and

(c)	Borrower shall have paid (i) to the Agent, for distribution to the Lenders, a nonrefundable amendment fee in an amount equal to fifteen (15) basis points on each Lender's Percentage of the Revolving Credit, and (ii) to the Agent all fees, costs and expenses, if any, owed to Agent and/or Lenders and accrued to the Third Amendment Effective Date, in each case, as and to the extent required to be paid in accordance with the Loan Documents.

7.	Borrower hereby represents and warrants that, after giving effect to the amendments to the Credit Agreement and consents contained herein, (a) the execution and delivery of this Third Amendment are within its corporate powers, have been duly authorized, are not in contravention of law or the terms of its organizational documents, and except as have been previously obtained do not require the consent or approval, material to the amendments contemplated in this Third Amendment, of any governmental body, agency or authority, and this Third Amendment and the Credit Agreement (as amended herein) will constitute the valid and binding obligations of Borrower enforceable in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether enforcement is sought in a proceeding in equity or at law), (b) the continuing representations and warranties set forth in Sections 6.1 through 6.22 inclusive, of the Credit Agreement are true and correct in all material respects on and as of the date hereof (other than any representation or warranty that expressly speaks only as of a certain date), and such representations and warranties are and shall remain continuing representations and warranties during the entire life of the Credit Agreement, and (c) as of this Third Amendment Effective Date, no Default or Event of Default shall have occurred and be continuing.

8.	Borrower and Lenders each hereby ratify and confirm their respective obligations under the Credit Agreement, as amended by this Third Amendment, and agree that the Credit Agreement hereby remains in full force and effect after giving effect to this Third Amendment and that, upon such effectiveness, all references in such Loan Documents to the "Credit Agreement" shall be references to the Credit Agreement as amended by this Third Amendment.

9.	Except as specifically set forth above, this Third Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement or any of the Notes issued thereunder, or to constitute a waiver by Lenders or Agent of any right or remedy under or a consent to any transaction not meeting the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents.

10.	In case any one or more of the provisions of this Third Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of such provision, in any other jurisdiction.

11.	Unless otherwise defined to the contrary herein, all capitalized terms used in this Third Amendment shall have the meaning set forth in the Credit Agreement.

12.	This Third Amendment may be executed in counterpart in accordance with Section 13.9 of the Credit Agreement.

13.	This Third Amendment shall be construed in accordance with and governed by the law of the State of Michigan.

IN WITNESS WHEREOF, Borrower, the Lenders and Agent have each caused this Third Amendment to be executed by their respective duly authorized officers or agents, as applicable, all as of the date first set forth above.

COMERICA BANK, as Agent

By:	/s/ Kimberly S. Kersten
Name:	Kimberly S. Kersten
Title:	Vice President

Signature page to Third Amendment

COMERICA BANK, as Issuing Lender, as Swing Line Lender and as a Lender

By:	/s/ Kimberly S. Kersten
Name:	Kimberly S. Kersten
Its:	Vice President

Signature page to Third Amendment

COMPUWARE CORPORATION

By:	/s/ Joseph R. Angileri
Name:	Joseph R. Angileri
Its:	Chief Financial Officer and Treasurer

Signature page to Third Amendment

FIFTH THIRD BANK, as a Lender

By:	/s/ Jessica English
Name:	Jessica English
Its:	Vice President

Signature page to Third Amendment

BRANCH BANKING AND TRUST COMPANY, as a Lender

By:	/s/ Jack M. Frost
Name:	Jack M. Frost
Its:	Senior Vice President

Signature page to Third Amendment

COMPASS BANK, as a Lender

By:	/s/ Brandon Kelley
Name:	Brandon Kelley
Its:	Senior Vice President

Signature page to Third Amendment

THE HUNTINGTON NATIONAL BANK, as a Lender

By:	/s/ Jacklyn Compau
Name:	Jacklyn Compau
Its:	Vice President

Signature page to Third Amendment

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Kamran Khan
Name:	Kamran Khan
Its:	Authorized Signatory

Signature page to Third Amendment

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Nicole Swigert
Name:	Nicole Swigert
Its:	Assistant Vice President

Signature page to Third Amendment

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jeffrey J. Judge
Name:	Jeffrey J. Judge
Its:	Senior Vice President

Signature page to Third Amendment

Attachment 1

Schedule 1.1
Applicable Margin Grid
Revolving Credit Facility
(basis points per annum)

Basis for Pricing	Level I	Level II	Level III	Level IV
Consolidated Total Leverage Ratio*	< 0.50 to 1.00	> 0.50 to 1.00 but < 1.25 to 1.00	> 1.25 to 1.00 but < 2.00 to 1.00	> 2.00 to 1.00
Revolving Credit Eurodollar Margin	145.00	165.00	185.00	205.00
Revolving Credit Base Rate Margin	45.00	65.00	85.00	105.00
Revolving Credit Facility Fee	30.00	35.00	40.00	45.00
Letter of Credit Fees (exclusive of facing fees)	145.00	165.00	185.00	205.00

* Definitions as set forth in the Credit Agreement.
** Level I pricing shall be in effect until the delivery of the financial statements for the quarter ending June 30, 2013, after which time the pricing grid shall govern.

Attachment 2

EXHIBIT H

FORM OF COVENANT COMPLIANCE REPORT

TO:	Comerica Bank, as Agent

RE:         Compuware Corporation Revolving Credit Agreement dated as of the 1st day of November, 2007 (as amended, restated or otherwise modified from time to time, the "Credit Agreement") by and among the financial institutions from time to time signatory thereto (each, individually, a "Lender," and any and all such financial institutions collectively, the "Lenders"), Comerica Bank, as Administrative Agent for the Lenders (in such capacity, the "Agent") and Compuware Corporation ("Borrower").

This Covenant Compliance Report ("Report") is furnished pursuant to Section 7.2(a) of the Credit Agreement and sets forth various information as of                                                     ,                           (the "Computation Date").

1.	Consolidated Fixed Charge Coverage Ratio (Section 7.9(a)). (i) On the Computation Date, the Consolidated Fixed Charge Coverage Ratio, which is required to be not less than 1.00 to 1.00, was to 1.00, as computed in the supporting documents attached hereto as Schedule 1.

(ii) On the Computation Date, the Consolidated Fixed Charge Coverage Ratio (determined without including dividends paid by Borrower during such period in the calculation of Consolidated Fixed Charges), which is required to be not less than 3.00 to 1.00, was                            to 1.00, as computed in the supporting documents attached hereto as Schedule 2.

2.	Consolidated Total Leverage Ratio (Section 7.9(b)). On the Computation Date, the Consolidated Total Leverage Ratio, which is required to be not greater than 2.00 to 1.00, was to , as computed in the supporting documents attached hereto as Schedule 3.

3.
Consolidated Net Worth (Section 7.9(c)). On the Computation Date, the Consolidated Net Worth, which is required to be not less than $900,000,000, was $                                            , as computed in the supporting documents attached hereto as Schedule 4.

The undersigned, as a Responsible Officer of Borrower, hereby certifies that:

A.             To the best of my knowledge, all of the information set forth in this Report (and in any Schedule attached hereto) is true and correct in all material respects.

B.              To the best of my knowledge, the representation and warranties of the Credit Parties contained in the Credit Agreement and in the Loan Documents are true and correct in all material respects with the same effect as though such representations and warranties had been made on and at the date hereof, except to the extent that such representations and warranties expressly relate to an earlier specific date, in which case such representations and warranties were true and correct in all material respects as of the date when made.

C.               I have reviewed the Credit Agreement and this Report is based on an examination sufficient to assure that this Report is accurate.

D.             To the best of my knowledge, except as stated in Schedule 5 hereto (which shall describe any existing Default or Event of Default and the notice and period of existence thereof and any action taken with respect thereto or contemplated to be taken by Borrower or any other Credit Party), no Default or Event of Default has occurred and is continuing on the date of this Report.

Capitalized terms used in this Report and in the Schedules hereto, unless specifically defined to the contrary, have the meanings given to them in the Credit Agreement.

IN WITNESS WHEREOF, Borrower has caused this Report to be executed and delivered by a Responsible Officer of the Company as of this                   day of                                       ,                        .

COMPUWARE CORPORATION

By:

Its:

Attachment 3

Affirmation of Guaranty

The undersigned ( "Guarantor") hereby acknowledges that (a) Guarantor executed that certain Guaranty dated as of November 1, 2007 (as amended, restated or otherwise modified from time to time, the "Guaranty"), and (b) Borrower, the Lenders and Agent have executed the foregoing third amendment dated as of the date hereof (the "Third Amendment") to that certain Revolving Credit Agreement dated as of November 1, 2007 (as amended, restated or otherwise modified from time to time, including pursuant to the Third Amendment, the "Amended Credit Agreement"). Guarantor hereby ratifies and confirms its obligations under the Amended Credit Agreement and the Guaranty, and agrees that the Guaranty remains in full force and effect after giving effect to the effectiveness of the Third Amendment, subject to no setoff, defense or counterclaim, and that, upon such effectiveness, all references in such Amended Credit Agreement and the Guaranty to the "Credit Agreement" shall be references to the Amended Credit Agreement. Guarantor confirms that this Affirmation is not required by the terms of the Guaranty and need not be obtained in connection with any prior or future amendments or extensions of additional credit to Borrower. Capitalized terms not otherwise defined herein will have the meanings given them in the Amended Credit Agreement. This acknowledgment shall be governed by and construed in accordance with the law of, and be enforceable in, the State of Michigan.

Dated as of the 8th day of August, 2013.

COMPUWARE INTERNATIONAL I LLC

By:	Compuware Corporation, its Sole Member

By:	Daniel S. Follis, Jr.
Name:	Daniel S. Follis, Jr.
Its:	Directors

Affirmation of Guaranty re Third Amendment